Exhibit 99.1

Albany International Reports Second-Quarter Financial Results

Second-Quarter Highlights

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Net income per share was $0.64, compared to a net loss per share of $0.47 for the same period last year.  Net loss per share for the second quarter of 2004 included restructuring charges of $0.66 and a tax valuation allowance of $0.14.

-	The paper and paperboard production disruption in Finland reduced earnings in the second quarter of 2005 by an estimated $0.06 per share.

-	Net sales were $247.4 million, an increase of 8.9 percent compared to the same period last year and an increase of 5.0 percent excluding the effect of changes in currency translation rates.

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Operating income/loss improved from a loss of $9.6 million in 2004 to income of $32.0 million in 2005.  Operating income/loss in the second quarter of 2004 included restructuring charges of $31.1 million.

-	Net cash provided by operating activities was $22.4 million during the quarter, compared to $26.9 million for the same period in 2004.

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During the second quarter, excluding the effect of changes in currency translation rates, inventories increased $5.6 million, and accounts receivable increased $9.4 million, reflecting a strong order backlog and higher sales.

          ALBANY, N.Y., July 21 /PRNewswire-FirstCall/ -- Albany International Corp. (NYSE/PCX/FWB: AIN) reported second-quarter net income of $0.64 per share, compared to a net loss of $0.47 per share for the same period last year.  Net loss per share for the second quarter of 2004 included restructuring charges of $0.66 and a tax valuation allowance of $0.14.

          Second-quarter net sales increased $20.2 million, or 8.9 percent compared to the same period last year.  Excluding the effect of changes in currency translation rates, net sales increased 5.0 percent.

          Following is a table of net sales by segment and the effect of changes in currency translation rates:

			Increase in second-quarter 2005 net sales due to changes in currency translation rates

	Net sales as reported Three months ended June 30,			Percent Change

				As Reported	Excluding Currency Rate Effect

(in thousands)	2005	2004

Engineered Fabrics	$187,116	$172,292	$6,660	8.6%	4.7%
Albany Door Systems	27,656	25,662	1,026	7.8%	3.8%
Applied Technologies	32,634	29,255	1,247	11.6%	7.3%
Total	$247,406	$227,209	$8,933	8.9%	5.0%

          Gross profit was 40.9 percent of net sales in the second quarter of 2005, compared to 38.8 percent in the second quarter of 2004.  The increase in gross profit as a percentage of net sales is due principally to higher net sales and the benefits resulting from the completed cost reduction initiatives.

          Selling, technical, general, and research expenses increased 3.7 percent compared to the same period last year and increased 0.5 percent excluding the effect of changes in currency translation rates.

          Operating income/loss was income of $32.0 million in the second quarter of 2005, compared to a loss of $9.6 million in the second quarter of 2004. Operating income/loss for the second quarter of 2004 was reduced by restructuring charges of $31.1 million, which included $4.7 million of non-cash items related to scrapping equipment.

          Year-to-date net sales were 6.5 percent higher than last year.  Excluding the effect of changes in currency translation rates, net sales were up 2.9 percent.

          Following is a table of year-to-date net sales by segment and the effect of changes in currency translation rates:

			Increase in 2005 net sales due to changes in currency translation rates	Percent Change
	Net sales as reported Six months ended June 30,
					Excluding Currency Rate
				As Reported
(in thousands)	2005	2004

Engineered Fabrics	$369,462	$348,360	$12,352	6.1%	2.5%
Albany Door Systems	56,982	53,494	2,290	6.5%	2.2%
Applied Technologies	62,026	56,661	1,945	9.5%	6.0%
Total	$488,470	$458,515	$16,587	6.5%	2.9%

          For the first six months of 2005, gross profit as a percentage of net sales was 40.8 percent, compared to 39.2 percent for the first six months of last year.  The increase is due principally to higher net sales and the benefits resulting from the completed cost reduction initiatives.

          Liquidity and Capital Resources
          Net cash provided by operating activities was $22.4 million during the second quarter of 2005, compared to $26.9 million for the same period of 2004. During the second quarter of 2005, excluding the effect of changes in currency translation rates, inventories increased $5.6 million, and accounts receivable increased $9.4 million, reflecting a strong order backlog and higher sales. During the second quarter of 2004, inventories increased $1.1 million and accounts receivable increased $0.7 million, excluding the effect of changes in currency translation rates.

          Capital spending was $9.0 million during the second quarter and $18.5 million for the first six months of 2005.  Full-year capital spending is expected to be approximately $45 million, as compared to full-year depreciation and amortization of $56 million.

          During the quarter, the Company purchased an additional 50,973 of its Class A Common Stock at an average price of $30.91 per share and remains authorized to purchase an additional 1,002,127 shares without further notice.

          The Company anticipates that it will make a contribution of $10 million to its United States pension plan during the third quarter of 2005, in comparison to a contribution of $20 million in the third quarter of 2004.

          During 2000, the Company entered into interest rate swap agreements that effectively fixed the rate of interest on $200 million of debt at 7.17 percent.  In June 2005, $100 million of the swap agreements expired, and the remaining $100 million will expire in August 2005.  As a result of the swap agreements expiring, the effective rate of interest under the Company’s principal credit facility will return to variable rate debt with an interest rate of LIBOR plus 0.75 percent.  As of June 30, 2005, $200 million remained outstanding under that credit facility.

          Comments on Operations
          Chairman and Chief Executive Officer Frank Schmeler commented, “We are pleased with the operating results in the second quarter.  Our customers in the paper and paperboard markets reported mixed results geographically, which were further complicated by production disruptions in Finland during the quarter.  In spite of these varied market conditions, sales increased in our Engineered Fabrics segment.

          “Overall market conditions in our Albany Door Systems and Applied Technologies segments were also mixed, with slow economic growth affecting our European-based customers.  As compared to the second quarter of last year, sales increased in both segments.

          “In each of our business segments, the restructuring activities completed in 2004 and continued efficiency improvements positively affected earnings in spite of cost increases in energy, raw materials, and employee health costs.”

          Engineered Fabrics
          (This segment includes Paper Machine Clothing and Process Belts (PMC) used in the manufacture of paper and paperboard products.)

          Second-quarter net sales for the Engineered Fabrics segment increased 8.6 percent compared to the same period last year.  Excluding the effect of changes in currency translation rates, net sales increased 4.7 percent.  Net sales were positively affected by strong demand in North America, South America, and Asia. Year-to-date net sales increased 6.1 percent and increased 2.5 percent excluding the effect of changes in currency translation rates.

          The increase in net sales was achieved in spite of slow economic conditions in Europe and the seven-week interruption of paper and paperboard production in Finland.  Published industry reports estimate the lost paper and paperboard output from the interruption at 1.7 million tons.  The Company estimates that net sales lost by the Company due to the paper and paperboard production disruption in Finland reduced earnings in the second quarter of 2005 by $0.06 per share.  The Company does not expect the PMC sales lost during the second quarter to be recovered as supply lines normalize in the third and fourth quarters.

          Albany Door Systems
          (This segment includes sales and service of High Performance Doors and after-market sales to a variety of industrial customers.)

          Second-quarter Doors Systems net sales increased 7.8 percent compared to the second quarter of 2004 and 3.8 percent excluding the effect of changes in currency translation rates.

          Year-to-date net sales increased 6.5 percent and increased 2.2 percent excluding the effect of changes in currency translation rates.

          Weak demand and price pressure in Germany was offset by improving demand in other regions due to new product introductions, improved sales channel management, and increased service and after-market sales.  The resulting sales increase, especially in North America, combined with improved efficiencies in all Door Systems operations, contributed to improved earnings.

          Applied Technologies
          (This segment includes materials and structural-component businesses including insulation for personal outerwear and home furnishings (PrimaLoft); specialty materials and composite structures for aircraft and other applications (Techniweave); specialty filtration products for wet and dry applications (Industrial Process Technologies); industrial insulation products (High Performance Materials); and fabrics, wires and belting products for the nonwovens and pulp industries (Engineered Products).)

          Second-quarter Applied Technologies net sales increased 11.6 percent compared to the same period in 2004 and 7.3 percent excluding the effect of changes in currency translation rates.  Year-to-date net sales increased 9.5 percent and increased 6.0 percent excluding the effect of changes in currency translation rates.

          Nearly all product lines within the segment reported increased sales. Focus on growing markets, sales channel improvements, close cooperation with original equipment manufacturers, and successful new product introductions contributed to the substantial increase in sales and earnings.

          Looking Ahead
          Mr. Schmeler continued, “In the Engineered Fabrics segment, we are seeing some early signs of slowing paper and paperboard demand in North America. However, other global paper and paperboard markets appear unchanged for the near term.  Due to our strong order backlog and strategies for growth, we are optimistic about the next two quarters.  We will continue to generate growth by concentrating on the areas under our control, including efficiency improvements and new products that deliver value for our customers.

          “Albany Door Systems will continue to focus on growth by targeting new market segments with value-added products and with high-performance doors designed for specific applications.  We expect continued growth in North America as the distribution channels improve.  In Europe and Asia, we expect some moderate improvement as we launch strategies for new products in growing markets.

          “Applied Technologies will benefit from new product development in several product lines.  Increased sales, combined with the benefits of efficiency gains, should provide continued earnings growth in the second half.

          “In all of our business segments, we had a good second quarter and first six months of 2005 because demand for our products and services was strong, and we continued to control our costs and improve efficiencies.  Increased costs resulting from higher energy prices will continue to impact our operations, but are not expected to exceed the $12 million annual increase previously announced.

          “For the remainder of 2005, we are cautiously optimistic about our growth prospects.  Our growth strategies include the continued focus on important value drivers for our customers, which improve their operations and increase their profitability.  In doing so, we believe we are providing superior value to our customers and creating value for our shareholders.”

          The Company plans a live webcast to discuss second-quarter 2005 financial results on Friday, July 22, 2005, at 9:00 a.m. Eastern Time.  For access, go to http://www.albint.com.

          Albany International is the world’s largest producer of paper machine clothing and high-performance doors with manufacturing plants strategically located to serve its global customers.  Additional information about the Company and its businesses and products is available at http://www.albint.com.

          This release contains certain items that may be considered to be non-GAAP financial measures.  Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they can provide additional useful information to investors regarding the registrant’s financial condition, results of operations, and cash flows.

          The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period.  That amount is then compared to the U.S. dollar amount reported in the current period.

          Forward-looking statements in this release or in the webcast, including statements about future economic conditions, energy costs, growth, sales and earnings, cash flows, derivatives, pricing, markets, new products, paper industry outlook, capital expenditures, tax rates, and depreciation and amortization are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements are based on current expectations and are subject to various risks and uncertainties, including, but not limited to, economic conditions affecting the paper industry and other risks and uncertainties set forth in the Company’s 2004 Annual Report to Shareholders and subsequent filings with the U.S. Securities and Exchange Commission.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
(in thousands except per share data)
(unaudited)

Three Months Ended June 30,			Six Months Ended June 30,

2005	2004		2005	2004

$247,406	$227,209	Net sales	$488,470	$458,515
146,231	139,069	Cost of goods sold	288,960	278,597
101,175	88,140	Gross profit	199,510	179,918
69,139	66,660	Selling, technical, general and research expenses	137,680	133,812
—	31,075	Restructuring, net	—	42,668
32,036	(9,595)	Operating income/(loss)	61,830	3,438
3,125	3,886	Interest expense, net	6,814	7,540
263	2,340	Other expense, net	1,581	8,127
28,648	(15,821)	Income/(loss) before income taxes	53,435	(12,229)
8,595	(104)	Income tax expense/(benefit)	14,643	113
20,053	(15,717)	Income/(loss) before associated companies	38,792	(12,342)
298	299	Equity in earnings of associated companies	468	217
20,351	(15,418)	Net income/(loss)	39,260	(12,125)
450,432	434,330	Retained earnings, beginning of period	434,057	433,407
(2,548)	(2,318)	Dividends declared	(5,082)	(4,688)
$468,235	$416,594	Retained earnings, end of period	$468,235	$416,594
		Earnings per share - basic:
$0.64	$(0.47)	Net income/(loss)	$1.24	$(0.36)
		Earnings per share - diluted:
$0.63	$(0.47)	Net income/(loss)	$1.22	$(0.36)
31,770	33,094	Average number of shares used in basic earnings per share computations	31,653	33,345
32,246	33,094	Average number of shares used in diluted earnings per share computations	32,174	33,345
$0.08	$0.07	Dividends per share	$0.16	$0.14

ALBANY INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	(unaudited) June 30, 2005	December 31, 2004

ASSETS
Cash and cash equivalents	$77,371	$58,982
Accounts receivable, net	139,263	144,950
Note receivable	19,867	18,955
Inventories	191,923	185,530
Deferred taxes	22,762	26,526
Prepaid expenses	8,981	8,867
Total current assets	460,167	443,810
Property, plant and equipment, net	338,207	378,170
Investments in associated companies	6,308	6,456
Intangibles	13,488	14,207
Goodwill	155,054	171,622
Deferred taxes	85,896	87,848
Cash surrender value of life insurance policies	36,179	34,583
Other assets	19,369	19,064
Total assets	$1,114,668	$1,155,760
LIABILITIES AND SHAREHOLDERS’ EQUITY
Notes and loans payable	$7,546	$14,617
Accounts payable	35,313	43,378
Accrued liabilities	107,963	120,263
Current maturities of long-term debt	1,215	1,340
Income taxes payable and deferred	24,709	29,620
Total current liabilities	176,746	209,218
Long-term debt	212,720	213,615
Other noncurrent liabilities	150,900	147,268
Deferred taxes and other credits	31,808	34,882
Total liabilities	572,174	604,983
Commitments and Contingencies	—	—
SHAREHOLDERS’ EQUITY
Preferred stock, par value $5.00 per share; authorized 2,000,000 shares; none issued	—	—
Class A Common Stock, par value $.001 per share; authorized 100,000,000 shares; issued 33,630,342 in 2005 and 33,176,872 in 2004	34	33
Class B Common Stock, par value $.001 per share; authorized 25,000,000 shares; issued and outstanding 3,236,476 in 2005 and 3,236,476 in 2004	3	3
Additional paid in capital	307,440	296,045
Retained earnings	468,235	434,057
Accumulated items of other comprehensive income:
Translation adjustments	(66,626)	(11,711)
Derivative valuation adjustment	(256)	(2,785)
Pension liability adjustment	(38,369)	(38,369)
	670,461	677,273
Less treasury stock (Class A), at cost (5,050,319 shares in 2005 and 5,004,152 shares in 2004)	127,967	126,496
Total shareholders’ equity	542,494	550,777
Total liabilities and shareholders’ equity	$1,114,668	$1,155,760

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended June 30,

	2005	2004

OPERATING ACTIVITIES
Net income/(loss)	$39,260	$(12,125)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Equity in earnings of associated companies	(468)	(217)
Depreciation	26,317	26,907
Amortization	1,989	1,831
Provision for deferred income taxes, other credits and long-term liabilities	5,412	3,697
Provision for write-off of equipment	1,262	11,620
Provision for impairment of investment	—	4,000
Increase in cash surrender value of life insurance	(1,596)	(1,525)
Change in unrealized currency transaction gains and losses	(1,867)	7,367
Gain on disposition of assets	—	736
Shares contributed to ESOP	3,364	3,560
Tax benefit of options exercised	2,050	1,110
Changes in operating assets and liabilities:
Accounts receivable	(3,663)	(3,667)
Note receivable	(913)	2,396
Inventories	(14,097)	(6,402)
Prepaid expenses	(425)	1,590
Accounts payable	(3,101)	(1,598)
Accrued liabilities	1,404	21,240
Income taxes payable	(5,209)	(10,643)
Other, net	107	1,495
Net cash provided by operating activities	49,826	51,372
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(18,478)	(26,426)
Purchased software	(1,647)	(383)
Proceeds from sale of assets	5,067	1,246
Net cash used in investing activities	(15,058)	(25,563)
FINANCING ACTIVITIES
Proceeds from borrowings	15,586	14,489
Principal payments on debt	(23,362)	(12,476)
Purchase of treasury shares	(1,576)	(23,120)
Proceeds from options exercised	5,936	4,426
Debt issuance costs	—	(1,555)
Dividends paid	(5,044)	(4,716)
Net cash used in financing activities	(8,460)	(22,952)
Effect of exchange rate changes on cash flows	(7,919)	527
Increase in cash and cash equivalents	18,389	3,384
Cash and cash equivalents at beginning of year	58,982	78,822
Cash and cash equivalents at end of period	$77,371	$82,206

SOURCE  Albany International Corp.
          -0-                                                            07/21/2005
          /CONTACT:  Kenneth C. Pulver, Vice President-Global Marketing & Communications of Albany International, +1-518-445-2214/
          /Web site:  http://www.albint.com/